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                                                 Exhibit (p)(ii) under Form N-1A
                                               Exhibit 99 under Item 601/Reg.S-K

                               WESBANCO BANK INC.

CODE OF ETHICS

1.    STATEMENT OF GENERAL FIDUCIARY PRINCIPLES

      This Code of Ethics is based on the principles that (i) Access Persons (as such term is hereinafter defined) owe a fiduciary duty to, among others, the shareholders of the Investment Company to conduct their personal transactions in Securities in a manner which neither interferes with Investment Company portfolio transactions nor otherwise takes unfair or inappropriate advantage of an Access Person's relationship to the Investment Company; (ii) in complying with this fiduciary duty, Access Persons owe shareholders the highest duty of trust and fair dealing; and (iii) Access Persons must, in all instances, place the interests of the shareholders of the Investment Company ahead of the Access Person's own personal interests or the interests of others. For example, in order to avoid the appearance of conflict from a personal transaction in a Security, the failure to recommend that Security to, or the failure to purchase that Security for, the Investment Company may be considered a violation of this Code.

      Access Persons must adhere to these general fiduciary principles, as well as comply with the specific provisions and Associated Procedures of this Code. Technical compliance with the terms of this Code and the Associated Procedures will NOT automatically insulate an Access Person from scrutiny in instances where the personal transactions in a Security undertaken by such Access Person show a pattern of abuse of such Access Person's fiduciary duty to the Investment Company and its shareholders or a failure to adhere to these general fiduciary principles.

2.    DEFINITIONS

      (a)   "Adviser" means WesBanco Bank Inc.

      (b) "Investment Company" means each registered investment company (and any series or portfolios of such company), which is advised by the Adviser and distributed by Federated Securities Corp. As the context requires,

"Investment

            Company" may refer to one or more investment companies.

     (c) "Access Person" means any director, trustee, officer, managing general partner, general partner, or Advisory Person of the Adviser, and all relatives living within the same household as such Access Person.

     (d) The "1940 Act" means the Investment Company Act of 1940, as amended.

     (e) "Advisory Person" means (i) any employee of the Adviser, who, in connection with the employee's regular functions or duties, makes, participates in, or normally obtains information regarding the current purchases or sales of a Security by the Investment Company, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Investment Company who normally obtains information concerning current recommendations made to the Investment Company with regard to the purchases or sales of a Security.

     (f)  "Associated  Procedures"  means  those  policies,   procedures  and/or
statements that have been adopted by the Adviser, and which are designed to supplement this Code and its provisions.

     (g) A Security is "being considered for purchase or sale" when a recommendation to purchase or sell a Security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

     (h) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all Securities, which an Access Person has or acquires. As a general matter, "beneficial ownership" will be attributed to an Access Person in all instances where the Access Person (i) possesses the ability to purchase or sell the Securities (or the ability to direct the disposition of the Securities); (ii) possesses voting power (including the power to vote or to direct the voting) over such Securities; or (iii) receives any benefits substantially equivalent to those of ownership.

     (i) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

     (j) "Disinterested director" means a director, trustee, or managing general partner of the Investment Company who is not an "interested person" of the Investment Company within the meaning of Section 2(a)(19) of the 1940 Act.

     (k) "Purchase or sale of a Security" includes, INTER ALIA, the writing of an option to purchase or sell a Security.

     (l) "Investment Personnel" include: Access Persons with direct responsibility and authority to make investment decisions affecting the Investment Company (such as portfolio managers); Access Persons who provide information and advice to such portfolio managers (such as securities analysts); and Access Persons who assist in executing investment decisions for the Investment Company (such as traders). As the context requires, "Investment Personnel" may refer to one or more Access Persons.

     (m) "Security" shall have the meaning set forth in Section 2(a)(36) of the 1940 Act, and shall include: equity and debt securities; options on and warrants to purchase equity or debt securities; shares of closed-end investment companies; and Related Securities. "Related Securities" are instruments and securities that are related to, but not the same as, a Security. For example, a Related Security may be convertible into a Security, or give its holder the right to purchase the Security. For purposes of reporting, "Security" shall include futures contracts. "Security" shall not include: securities issued by the Government of the United States (including the short term debt securities which are U.S. government securities pursuant to Section 2(a)(16) of the 1940
Act); bankers' acceptances; bank certificates of deposit; commercial paper; shares of registered open-end investment companies; Securities which are not eligible for purchase or sale by the Investment Company (including any Securities representing an ownership interest in Federated Investors [or the Adviser and its affiliates and subsidiaries]); and such other instruments as may be determined by the Investment Company's Board of Directors, from time to time.

     (n) "Public Company" means any entity subject to the reporting requirements of the Securities Exchange Act of 1934.

3.    EXEMPTED TRANSACTIONS

      The prohibitions of Section 4 of this Code shall not apply to:

     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

     (b) Purchases or sales which are non-volitional on the part of either the Access

     Person or the Investment Company, subject to the provisions of Section 4(h) of this Code.

      (c) Purchases which are either: made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer.

     (d) Purchases effected upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.

4.    PROHIBITED TRANSACTIONS AND ACTIVITIES

     (a) No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, a direct or indirect beneficial ownership interest and which he or she knows, or should have known, at the time of such purchase or sale:

                  (i) is being considered for purchase or sale by the Investment Company; or

                  (ii)  is being purchased or sold by the Investment
                        Company.

     (b) Inducing or causing the Investment Company to take action, or to fail to take action, for the purpose of achieving a personal benefit, rather than to benefit the Investment Company, is a violation of this Code. Examples of this would include causing the Investment Company to purchase a Security owned by the Access Person for the purpose of supporting or driving up the price of the Security, and causing the Investment Company to refrain from selling a Security in an attempt to protect the value of the Access Person's investment,
            such as an outstanding option.

     (c) Using knowledge of the Investment Company's portfolio transactions to profit by the market effect of such transactions is a violation of this Code.

            One test which will be applied in determining whether this prohibition has been violated will be to review the Securities transactions of Access Persons for patterns. However, it is important to note that a violation could result from a single transaction if the circumstances warranted a finding that the provisions of Section 1 of this Code have been violated.

      (d) All Access Persons are prohibited from acquiring any Security distributed in an initial public offering, until trading of the Security commences in the

            secondary market.

     (e) All Access Persons are prohibited from acquiring Securities for their personal accounts in a private placement made by an issuer that is a Public Company, without the express prior approval of the President of the Adviser (or his designee). In instances where an Investment Personnel, after receiving prior approval, acquires a Security in a private placement, the Investment Personnel has an affirmative obligation to disclose this investment to the President of the Adviser (or his designee) if the Investment Personnel participates in any subsequent consideration of any potential investment, by the Investment Company, in the issuer of those Securities. The Investment Company's decision to purchase Securities of such an issuer (following a purchase by an Investment Personnel in an approved personal transaction) will be subject to an independent review by the President of the Adviser, or his designee, so long as the person conducting such review has no personal interest in the issuer.

     (f) All Access Persons are prohibited from executing a personal transaction in all Securities (including transactions in pension or profit-sharing plans in which the Access Person has a beneficial interest), without express prior approval of the President of the Adviser (or his designee), in accordance with the Associated Procedures governing pre-clearance. A purchase or sale of Securities not otherwise approved pursuant to the Associated Procedures may, upon request made prior to the personal transaction, nevertheless receive the approval of the President of the Adviser (or his designee) if such purchase or sale would be: only remotely potentially harmful to the Investment Company; very unlikely to affect a highly institutional market; or clearly not related economically to the securities to be purchased, sold or held by the Investment Company. Notwithstanding the receipt of express prior approval, any purchases or sales by Access Persons undertaken in reliance on this provision remain subject to the prohibitions enumerated in Sections 4(g) and (h) of this Code.

     (g) All Access Persons are prohibited from executing a personal transaction in any Security on a day during which the Investment Company has a pending "buy" or "sell" order for that Security, until the Investment Company's order is either executed or withdrawn. All Investment Personnel are prohibited from purchasing or selling any Security within seven (7) calendar days before and after the Investment Company purchases or sells the same Security. Transactions undertaken in violation of this prohibition will either be required to be unwound, or any profits realized by an Access Person on any personal transactions in Securities within the proscribed periods (either undertaken while the Investment Company has an open order, or within the 7-day blackout period) will be required to be disgorged (to an entity designated by the President of the Adviser[or his designee]), and the Access Person will be subject to disciplinary action, as determined by the Director of Compliance and/or the Investment Company's Board of Directors.

     (h) All Access Persons are prohibited from profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. Transactions undertaken in violation of this prohibition will either be required to be unwound, or any profits realized on such short-term trades will be required to be disgorged. For purposes of this prohibition, each personal transaction in the Security will begin a new 60-calendar day period. As an illustration, if any Access Person purchases 1000 shares of Omega Corporation on June 1st, 500 shares on July 1st, and 250 shares on August 1st, the profit from the sale of the 1000 shares purchased on June 1st is prohibited for any transaction prior to October 1st (i.e., 60 calendar days following August 1st). In circumstances where a personal transaction in Securities within the proscribed period is involuntary (for example, due to unforeseen corporate activity, such as a merger), the Access Person must notify the Director of Compliance. In circumstances where an Access Person can document personal exigencies, the President of the Adviser (or his designee) may grant an exemption from the prohibition of profiting in the purchase and sale, or sale and purchase, of the same (or equivalent) Securities within 60 calendar days. Such an exemption is wholly within the discretion of the President of the Adviser (or his designee), and any request for such an exemption will be evaluated on the basis of the facts of the particular situation.

     (i) All Investment Personnel are prohibited from receiving any gift, favor, preferential treatment, valuable consideration, or other thing of more than a DE MINIMIS value in any year from any person or entity from, to or through whom the Investment Company purchases or sells Securities, or an issuer of Securities. For purposes of this Code, "DE MINIMIS value" is equal to $100 or less.

     (j) All Investment Personnel are prohibited from serving on the boards of directors of any Public Company, absent express prior authorization from the President of the Adviser (or his designee). Authorization to serve on the board of a Public Company may be granted in instances where the President of the Adviser (or his designee) determines that such board service would be consistent with the interests of the Investment Company and its shareholders. If prior approval to serve as a director of a Public Company is granted, an Investment Personnel has an affirmative duty to rescue himself from participating in any deliberations by the Investment Company regarding possible investments in the securities issued by the Public Company on whose board the Investment Personnel sits.

5.    REPORTING

     (a) Every Access Person shall report to the Adviser the information described in Section 5(b) of this Code with respect to transactions (other than those personal transactions in Securities exempted under Section 3 of this Code) in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership.

     (b) Every report shall be made not later than 10 calendar days after the end of the calendar quarter in which the transaction to which the report relates was effected, shall be dated and signed by the Access Person submitting the report, and shall contain the following information:

     (i) the date of the transaction, the title and the number of shares, and the principal amount of each Security involved;

     (ii) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

     (iii) the price at which the transaction was effected;

     (iv) the name of the broker, dealer or bank through whom the transaction was effected; and

     (v) if there were no personal transactions in Securities during the period, either a statement to that effect or the word "none" (or some similar designation).

     (c) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

     (d) Every Access Person is required to direct his or her broker to forward to the President of the Adviser (or his designee), on a timely basis, duplicate copies of periodic statements of all personal transactions in Securities effected for any account in which such Access Person has any direct or indirect beneficial ownership interest.

     (e) Any Access Person who receives any gift, favor, preferential treatment, valuable consideration or other thing of value of more than DE MINIMIS value in any year from any person or entity that does business either with or on behalf of the Investment Company (including an issuer of Securities or any entity or person through whom the Investment Company purchases or sells Securities) is required to report the receipt of such gift to the Director of Compliance (or his designee). This reporting requirement shall not apply to:

            (i) salaries, wages, fees or other compensation paid, or expenses paid or reimbursed, in the usual scope of an Access Person's employment responsibilities for the Access Person's employer;

            (ii) the acceptance of meals, refreshments or entertainment's of reasonable value in the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions;

            (iii) the acceptance of advertising or promotional material of nominal value, such as pens, pencils, note pads, key chains, calendars and similar items;

            (iv) the acceptance of gifts, meals, refreshments, or entertainment's of reasonable value that are related to commonly recognized events or occasions, such as a promotion, new job, Christmas, or other recognized holiday;or

            (v) the acceptance of awards, from an employer to an employee, for recognition of service and accomplishment.

      (f) All Access Persons, on an annual basis or upon request of the Director of Compliance (or his designee), will be required to furnish a list of all

Securities

            held by such Access Person or the members of his household. All Access Persons, upon commencement of employment, are required to disclose all personal Securities holdings.

            In addition, all Access Persons are required, on an annual basis, to certify that they have received, read, and understand the provisions of this Code, and that they recognize that they are subject to its provisions. Such certification shall also include a statement that the Access Person has complied with the requirements of this Code and that the Access Person has disclosed or reported all personal transactions in Securities that are required to be disclosed or reported pursuant to the requirements of this Code.

6.    SANCTIONS

      Upon discovering a violation of this Code (or in certain instances, its Associated Procedures), the Adviser may take such actions or impose such sanctions, if any, as it deems appropriate, including, INTER ALIA, a letter of censure or suspension, a fine, or termination of the employment of the violator. (In instances where the violation is committed by a member of the Access Person's household any sanction would be imposed on the Access Person.) The filing of any false, incomplete or untimely reports, as required by Section 5 of this Code, may (depending in the circumstances) be considered a violation of this Code. All material violations of this Code and any sanctions imposed with respect thereto should be reported periodically to the Board of Directors of the Investment Company.

                                    WESBANCO
                                    WHEELING
                          TRUST AND INVESTMENT SERVICES
                 PROCEDURES FOR PRIOR APPROVAL OF PERSONAL SECURITIES

TRANSACTIONS BY ACCESS PERSONS

I.  PROCESS

     1. An Access Person (defined to include all relatives living within the same household as the employee) who wishes to effect a personal securities transaction, whether a purchase, sale, or other disposition, must contact David
B. Ellwood, or if unable to contact Mr. Ellwood, Christopher Karpinski, prior to engaging in the transaction. Mr. Ellwood has been designated to provide pre-clearance assistance in accordance with the Codes of Ethics (the "Code") adopted by the Trust Administration Committee.

     2. Based on the Code of Ethics, a determination will be made by Mr. Ellwood or his designee whether the contemplated transaction should be permitted.

     3. Approval will be either granted or denied promptly, unless further consideration of the transaction is required.

     4. If approval is denied, the contemplated personal transaction in that security will be prohibited until prior approval is subsequently granted upon request.

     5. If approval is granted, the Access Person will be free to effect the personal transaction in that security during that trading day only. In this regard, open orders for more than one trading day (good till cancel) must be approved daily to comply with the Code.

     6. All requests and their dispositions will be documented by Mr. Ellwood or his designee and reviewed by the Auditor or his designee in conjunction with other information provided by Access Persons in accordance with the Code.

     7. There will be no appeals except under extraordinary circumstances, in which case they should be directed to Jerome B. Schmitt. Appeals are solely within the discretion of Mr. Schmitt or his designee.

II.  TRANSACTIONS COVERED AND EXEMPTIONS

      These procedures apply to Access Persons' personal transactions in what are conventionally known as "securities", including: equity and debt securities; options and warrants to purchase equity or debt securities; shares of closed-end investment companies; and other Securities as defined in Section 2 of the Code.

      These procedures do NOT apply to contemplated transactions in the following instruments:

     --securities issued by the Government of the United States (including short-term debt securities which are U.S. government securities pursuant to Section 2(a)(16) of the Investment Company Act of 1940, as amended);

     --bankers' acceptances;

     --bank certificates of deposit;

     --commercial paper;

     --shares of registered open-end investment companies;

     --securities which are not eligible for purchase or sale by the investment company for which the Access Person is considered an Access Person (including any securities representing an ownership interest in WesBanco Inc.); and

     --such other instruments as may be determined by the Trust Administration Committee.

     In addition, these procedures do NOT apply to the following transactions:

     (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

     (b) Purchases or sales which are non-volitional on the part of either the Access Person or the investment company, subject to the provisions of the Code;

     (c) Purchases which are either: made solely with the dividend proceeds received in a dividend reinvestment plan; or part of an automatic payroll deduction plan, whereby an employee purchases securities issued by an employer; and (d) Purchases effected upon the exercise of rights issued by an issuer pro RATA to all ---- holders of a class of its Securities, to the extent such rights were acquired from such issuer, and any sales of such rights so acquired.


* As the context requires, references herein to the singular include the plural and masculine pronouns include the feminine.



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